Exhibit 10.10

(Translated from German)

Bruker Advanced Supercon GmbH

Ehrichstraße 10, 63450 Hanau

Bonus stipulation for 2009 and 2010 for the Managing Director Dr. Detlef Krischel.

With effect from the commencement of the Managing Director Agreement the bonus for Dr. Detlef Krischel shall be stipulated as follows (sec. 5 para 2 of the Managing Director Agreement):

1.                                       Dr. Krischel shall receive a bonus amounting to EUR 26,000.00 (EUR twenty six thousand) gross from the company’s turnover being achieved during the respective business year based on the consultancy agreement of the Company with Accel Instruments GmbH.

2.                                       For the business year 2009 Dr. Krischel is entitled to a bonus pro rata for the business days of the business year from signature of the Managing Director Agreement, i.e. start of the activity as Managing Director.

3.                                       Dr. Krischel is entitled to the full bonus even if the turnover of the company based on the consultancy agreement in case of a continued existence of the consultancy agreement does not achieve the full amount of the bonus of Dr. Krischel.

4.                                       If the consultancy agreement is not achieved or if it should be effectively terminated by Accel Instruments GmbH or become ineffective before expiration of the year 2010 due to any reason except closing down or insolvency,

4.1                                 Dr. Krischel is entitled to a bonus pro rata for the business year of termination according to business days until date of termination. In case of closing down or insolvency of Accel Instruments GmbH Dr. Krischel shall receive the full bonus payment.

4.2                                 the company and Dr. Krischel shall newly stipulate the basis for a bonus stipulation. Thereby, the objective criterion for the total bonus for 2009 and 2010 remains unchanged.

5.                                       The bonus shall become due after stipulation of the Company’s annual financial statement by the general meeting of shareholders. During the calendar year a partial payment can be effected in the third quarter amounting to half of the prospective annual bonus. Should the actual bonus be lower than the effected partial payment the difference shall either be refunded or settled.

6.                                       This bonus stipulation is valid for the business years 2009 and 2010.

Hanau, April 2009

/s/ Burkhard Prause
Dr. Burkhard Prause
Chief Executive Officer
of the shareholder Bruker Advanced Supercon Inc.